Exhibit 5.1

Skadden, Arps, Slate, Meagher & Flom LLP

FOUR TIMES SQUARE NEW YORK 10036-6522 ____________________ TEL: (212) 735-3000 FAX: (212) 735-2000 www.skadden.com July 24, 2006

New BlackRock, Inc.

40 East 52nd Street

New York, NY 10022

RE:	New BlackRock, Inc. Registration Statement on Form S-4 (File No. 333-134916)

Ladies and Gentlemen:

We have acted as special counsel to New BlackRock, Inc., a Delaware corporation (the “Company”), in connection with the issuance by the Company of an aggregate of up to 69,433,436 shares of common stock, par value $0.10 per share, of the Company (the “Common Stock”) pursuant to a Transaction Agreement and Plan of Merger, dated as of February 15, 2006 (the “Transaction Agreement”), among the Company, Merrill Lynch & Co., Inc., a Delaware corporation, BlackRock, Inc., a Delaware corporation, and BlackRock Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement on Form S-4 (File No. 333-134916) (the “Registration Statement”) as filed with the Securities and Exchange Commission (the “Commission”) on June 9, 2006 under the Act and Amendment No. 1 to the Registration Statement as filed with the Commission on July 23, 2006 under the Act; (ii) a specimen certificate representing the Common Stock; (iii) the Certificate of Incorporation of the Company, as amended to date and currently in effect; (iv) the By-Laws of the Company, as amended to date and currently in effect; (v) the form of the Certificate of Incorporation of the Company (the “New Charter”) to be in effect as of the Effective Time (as such term is defined in the Transaction Agreement); (vi) the form of the By-laws of the Company to be in effect as of the Effective Time; (vii) the Transaction Agreement; and (viii) certain resolutions of the Board of Directors of the Company relating to the approval of the Transaction Agreement and the transactions contemplated thereby, including the issuance of the Common Stock, and related matters. We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company and its directors and officers, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. In rendering the opinions set forth below, we have assumed the due authorization of the New Charter and the filing of the New Charter with the Secretary of State of the State of Delaware. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

Members of our firm are admitted to the bar in the State of New York, and we do not express any opinion as to the laws of any jurisdiction other than the corporate laws of the State of Delaware, and we do not express any opinion as to the effect of any other laws on the opinion stated herein.

Based upon and subject to the foregoing, we are of the opinion that when (i) the Registration Statement becomes effective under the Act; (ii) the Merger (as such term is defined in the Transaction Agreement) is completed in accordance with the Transaction Agreement and (iii) shares representing the Common Stock have been registered, in book-entry form, in the names of the holders of the common stock of BlackRock, Inc., as contemplated by the Transaction Agreement, the issuance of the

Common Stock will have been duly authorized, and the Common Stock will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

Skadden, Arps, Slate, Meagher & Flom LLP